UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Getty, Mark
   2101 Fourth Avenue, Fifth Floor


   Seattle, WA 98121
2. Issuer Name and Ticker or Trading Symbol
   Getty Images, Inc. (GETY)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   11/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Co-Chairman & Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     622,602        I  by Trust

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (Right to$10.00                                                                                  07/02/06
 buy)
Employee Stock Option (Right to$13.32          11/03/98       A         100,000                           (1)          11/03/08
 buy)
Employee Stock Option (Right to$16.10                                                                                  07/02/06
 buy)
Employee Stock Option (Right to$20.91                                                                     02/01/99     02/09/08
 buy)
Employee Stock Option (Right to$20.91                                                                                  02/09/08
 buy).

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option (Right to          Common Stock                   615,990                   615,990       D   Direct
 buy)
Employee Stock Option (Right to11/03/98  Common Stock                   100,000                   100,000       D   Direct
 buy)
Employee Stock Option (Right to          Common Stock                   307,995                   307,995       D   Direct
 buy)
Employee Stock Option (Right to          Common Stock                   75,000                    75,000        D   Direct
 buy)
Employee Stock Option (Right to          Common Stock                   500,000                   500,000       D   Direct
 buy).

Explanation of Responses:

(1)
This option vests as to 25% on November 3, 1999 and the remainder vests ratably on the third day of each month thereafter for the following three years.

SIGNATURE OF REPORTING PERSON
/S/ By: Heather Redman
    For: Mark Getty
DATE